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                                                                    EXHIBIT 99.1

                                    TWA NEWS

FOR IMMEDIATE RELEASE         Media Contact:      Julia Bishop-Cross
                                                  314/589-3214

                              Investor Contact:   Laura McKee
                                                  314/589-3311


             AMERICAN TO ACQUIRE SUBSTANTIALLY ALL OF TWA'S ASSETS

 TWA Files for Protection Under Chapter 11; American to Provide DIP Financing



St. Louis, January 10, 2001 - Trans World Airlines, Inc. (AMEX: TWA) today announced that it has reached an agreement with American Airlines, Inc. ("American"), a subsidiary of AMR Corporation (NYSE: AMR), in which American will acquire substantially all of TWA's assets. The asset purchase agreement includes TWA's jet aircraft as well as numerous routes and gates throughout the TWA system and significant maintenance facilities. The agreement will protect air service in St. Louis and maintain St. Louis's role as a major transportation center. The agreement also calls for American to offer employment to almost all of TWA's 20,000 employees. TWA currently operates approximately 190 aircraft and approximately 800 daily flights.

Concurrently, TWA said today that it and certain subsidiaries had voluntarily filed petitions in the U.S. District Court in Wilmington, Delaware for relief under Chapter 11 of the U.S. Bankruptcy Code. In order for the agreement with American to go forward, TWA also filed a motion seeking the Court's approval of an asset purchase agreement with American pursuant to section 363 of the Bankruptcy Code.

TWA has received a commitment from American for $200 million in Debtor in Possession (DIP) financing and anticipates receiving prompt approval for that financing from the Bankruptcy Court. The DIP financing will be collateralized by security interests in the Company's assets, and is intended to enable TWA's continued operation during the transition period, which may take up to six
months.   The sale of TWA's assets to American is subject to, among other things, higher and better offers as a result of a bidding process plus Bankruptcy Court approval. The Court will set a hearing date and timetable.

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American Acquires TWA's Assets
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William F. Compton, president and chief executive officer of TWA, said, "This is both a sad and exciting day for TWA. It is sad because we are starting a process that will culminate in the retirement of the oldest and proudest name in the U.S. airline industry. I am, however, heartened by the fact that we have been able to work out a solution with American that we believe to be the best possible outcome for our creditors because it extracts franchise value by selling the company as an operating concern.

"American has agreed to protect the jobs of substantially all of our thousands of employees in St. Louis, Kansas City, New York and elsewhere. American also agreed to take responsibility for our retirees' medical and dental benefits now provided by TWA. And, this agreement will be beneficial for our customers, who will enjoy uninterrupted service," Compton said.

The agreement with American calls for significant reciprocity in many customer programs. TWA passengers who are AAdvantage frequent flyer program members will soon be able to accrue AAdvantage miles on TWA flights. Ambassadors Club memberships will be first honored and subsequently transferred into American's Admirals Club program. Customers in TWA's home city of St. Louis will continue to enjoy the convenience of a network hub schedule.

In making the filing to the Bankruptcy Court, TWA noted that its steadily deteriorating financial condition, which was exacerbated by recent staggering increases in jet fuel costs, had prevented the company from capitalizing on the significant progress made in recent years to improve its operating efficiencies. Fleet improvement efforts and improvements to TWA's route system, as well as productivity improvements helped to improve revenue and reduce controllable costs. However, the timing of the company's recent capital investments coupled with the unanticipated fuel increases caused a drain on cash flow and made it necessary for TWA to seek the protection of the Bankruptcy Code in order to sustain operations.

Statements in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. All forward-looking statements in this release are based upon information available to the Company on the date of this release.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this release include statements about future financial and operating results and benefits of the pending transactions described herein. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations. In addition to other possible factors not listed, factors that could cause the actual results and benefits of these pending transactions to differ materially from those expressed in forward-looking statements include inability to obtain, or delays in obtaining, the required bankruptcy court and regulatory approvals; inability of American to successfully integrate the workforce of TWA to be employed by American into American's present workforce; the ability to successfully sell the Company's remaining
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assets; actions taken by TWA's creditors after the bankruptcy filing; continued
access to adequate Debtor In Possession financing; actions of competitors, including responses to the pending transactions; and other factors, including but not limited to those discussed in the Company's Securities and Exchange Commission filings, including but not limited to the Form 10-K for the year ended December 31, 1999.